UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2012

CALYPSO WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-08497	13-5671924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4801 Woodway Dr., Suite 300E, Houston, TX	77056
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (305) 316-7850
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

 Calypso Wireless, Inc. (“Calypso” or the “Company”) (CLYW) announces that on February 1, 2012, the Court of Chancery of the State of Delaware (the “Court”) held a trial on litigation filed by Mr. David H. Williams against the Company and Mr. Carlo di Colloredo-Mels pursuant to 8 Del. C. § 225(a) challenging Mr. Williams’ removal from the board of directors as part of a Special Shareholders Meeting held on December 15, 2011. The Court (Vice Chancellor J. Travis Laster, presiding) issued a 16-page written opinion on February 8, 2012, ruling that a receiver would be appointed pursuant to the General Corporation Law of the State of Delaware to take over the affairs of the Company and to dissolve the Company and wind up its affairs. The Court ruled that the appointment of the receiver mooted the need to consider whether Mr. Williams was validly removed. The Court also determined that a separate motion for contempt filed by Mr. Williams related to an alleged violation of the January 3, 2012, Status Quo Order was not supported by the evidence at trial.

The Court has appointed Mark J. Gentile, Esq. of Richards, Layton & Finger, P.A. (Wilmington, Delaware) as the receiver for the Company pursuant to 8 Del. C. § 322. The receiver has been granted broad authority and control over the Company, its operations, and management. Given the concerns identified by the Court in its February 8 ruling related to trading in the Company’s stock and compliance with federal securities disclosure requirements, the receiver has been given the initial task to determine whether steps should be taken to halt public trading in Calypso’s shares and to consult with appropriate officials at the Securities and Exchange Commission. The receiver is charged with dissolving Calypso and winding up its affairs, marshalling and selling the Company’s assets (including the ‘923 Patent), discharging Calypso’s debts, and distributing any remaining amounts to its stockholders.

On February 10, 2012, the Company filed a motion for reconsideration, and the Court denied the motion for reconsideration on February 13, 2012. Mr. Gentile accepted his appointment as receiver on February 13, 2012. Copies of all public filings, the Court’s rulings, and the order appointing the receiver can be obtained from the Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CALYPSO WIRELESS, INC.

DATED: February 16, 2012	By:	/s/
Cristian C. Turrini Chairman, CEO & President